Exhibit 10.4

EXECUTION COPY

NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) dated as of October 31, 2008, between THE BRINK’S COMPANY, a Virginia corporation (“Brink’s”), and BRINK’S HOME SECURITY HOLDINGS, INC., a Virginia corporation (“BHS”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Separation and Distribution Agreement (as defined below).

WHEREAS, pursuant to a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) dated as of October 31, 2008, Brink’s has agreed to distribute, on a pro rata basis, to the Record Holders all the outstanding shares of BHS Common Stock owned by Brink’s on the Distribution Date (the “Distribution”); and

WHEREAS, on and after the Distribution Date, BHS is to continue to engage in the BHS Business, including the Restricted Activities (as defined herein), and Brink’s is to continue the Brink’s Business;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, in the Separation and Distribution Agreement and in the other Ancillary Documents entered into pursuant to or related to the Separation and Distribution Agreement, the parties hereto agree as follows:

SECTION 1.     Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)  “Agreement” has the meaning set forth in the preamble hereto.

(b)  “BHS” has the meaning set forth in the preamble hereto.

(c)  “Brink’s” has the meaning set forth in the preamble hereto.

(d)  “Competing Business” means any business that is engaged, directly or indirectly, in Restricted Activities.

(e)  “Hampton Agreement” means the Trademark License Agreement dated January 1, 2005, between Hampton Products International, Corp. and Brink’s Guarding Services, Inc.

(f)  “Non-Compete Period” means the period commencing on the Distribution Date and automatically terminating without further documentation on the fifth anniversary of the Distribution Date.

(g)  “Non-Solicitation Period” means the period commencing on the Distribution Date and automatically terminating without further documentation on the second anniversary of the Distribution Date.

(h)  “Restricted Activities” means (i) the provision, rental, installation, servicing, repair, distribution, storage, monitoring and maintenance of (A) security alarm systems for business and residential premises located within the Territory, including any video surveillance and any fire, carbon dioxide, water, temperature, intrusion and/or medical emergency alarm components of such security alarm systems, and (B) personal emergency response systems for senior citizens residing within the Territory; (ii) the provision of personal identity protection services for persons residing within the Territory; and (iii) the marketing, packaging, advertising and promotion of any of the services listed in this definition; in each case, during the Non-Compete Period.

(i)  “Separation and Distribution Agreement” has the meaning set forth in the preamble hereto.

(j)  “Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.  For the avoidance of doubt, for purposes of this Agreement, the term “Subsidiary” does not include the VEBA or any other trust maintained for the benefit of current or former employees of Brink’s or its Subsidiaries.

(k)  “Territory” means the United States of America, Puerto Rico and Canada.

(l)  “Trade Symbols” has the meaning set forth in the Brand Licensing Agreement.

(m)  “VEBA” means the voluntary employees’ beneficiary association employee welfare benefits trust established by the Parent Employee Welfare Benefit Trust (f/k/a The Pittston Company Employee Welfare Benefit Trust) entered into by and between The Pittston Company, a Virginia corporation, and The Chase Manhattan Bank, as the trustee, as of July 28, 1999, as amended by the First Amendment of The Pittston Company Employee Welfare Benefit Trust dated as of November 1, 2001, entered into among The Pittston Company, The Chase Manhattan Bank, as the trustee, and Fleetboston Bank, as the successor trustee, and the Second Amendment of The Pittston Company Employee Welfare Benefit Trust, dated as of September 30, 2003, entered into by Parent, as sponsor, formerly The Pittston Company, as further amended from time to time.

SECTION 2.      Effectiveness.  This Agreement shall be effective as of the Distribution Date and (a) shall be null and void and of no further force and effect if the Separation and Distribution Agreement is terminated in accordance with its terms prior to the Distribution and (b) shall terminate at the end of the Non-Compete Period.

SECTION 3.      Agreement Not to Compete. (a)  Except as provided in Sections 3(b) and (c), Brink’s shall not, and shall cause each of its Subsidiaries not to, (i) directly or indirectly, participate in, engage in or carry on any Restricted Activities or own, operate, control, share any revenues of or have any profit or other debt or equity interest in any Competing Business or (ii) actively assist any Person (other than BHS or its Subsidiaries) in any way (including by means of providing financing to such Person), directly or indirectly, to participate in, engage in or carry on any Restricted Activities or own, operate, control, share any revenues of or have any profit or other debt or equity interest in any Competing Business.

(b)  Notwithstanding anything herein to the contrary, Section 3(a) shall not prohibit Brink’s or its Subsidiaries from the following activities:

(i)  the participation or engagement in any type of business conducted by BHS or any of its Subsidiaries other than the Restricted Activities;

(ii)  in the ordinary course of business of Brink’s or any of its Subsidiaries, the purchase of products or services from, or sale of products or services to, a Person that is engaged in Restricted Activities, provided that the primary purpose of any such purchases or sales is not to assist such Person in engaging in or establishing a Competing Business;

(iii)  the beneficial ownership of not more than an aggregate of 5.0% of the outstanding voting power of any Person engaged in any Competing Business whose securities are listed on any national securities exchange or automated quotation system, provided that Brink’s does not, directly or indirectly, control such Competing Business;

(iv)  the ownership of indebtedness of any Competing Business if (A) the aggregate principal amount of indebtedness of such Competing Business owned by Brink’s and its Subsidiaries does not exceed $50,000,000 and (B) such indebtedness owned by Brink’s and its Subsidiaries does not represent more than 5.0% of any series of indebtedness of such Competing Business, provided that all series of indebtedness of any Competing Business that vote as a single class shall be considered a single series of indebtedness for purposes of this Section 3(b)(iv); or

(v)  the acquisition of any interest in, or indebtedness of, a Competing Business, if the Restricted Activities of such Competing Business account for less than 20.0% of such Competing Business’s consolidated annual revenues for the fiscal year immediately preceding the date on which such acquisition or combination is consummated, provided that, if revenues from such Restricted Activities exceeded $50,000,000 during the 12 month period immediately preceding such acquisition or combination, Brink’s or its Subsidiary, as the case may be, will sell its interest in such Competing Business within 12 months of such acquisition or combination.

(c)  In the event Brink’s or any of its Subsidiaries acquires an ownership or other interest in, or indebtedness of, any Competing Business in excess of the percentage or dollar thresholds set forth in Section 3(b)(iii), (iv) or (v), Section 3(a) shall nevertheless be deemed not breached in the event that Brink’s or the relevant Subsidiary uses all reasonable efforts to dispose of such interest or indebtedness in excess of such thresholds in a bona fide sale at market value (as determined in good faith by the Board of Directors of Brink’s) as soon as possible, and Brink’s or the relevant Subsidiary completes the sale of such interest or indebtedness in excess of such thresholds within 12 months of the date of acquisition of such interest or indebtedness.  For the avoidance of doubt, Brink’s or the relevant Subsidiary will be in breach of this Agreement if it continues to have any ownership or other interest in, or indebtedness of, such Competing Business in excess of such thresholds beyond 12 months following the date of the acquisition of such interest or indebtedness.

(d)  During the Non-Compete Period, Brink’s shall not, and shall cause each of its Subsidiaries not to, enter into any new agreement to license any of the Trade Symbols or any other mark using the word “Brink’s” or any derivation thereof to any Person (other than BHS or any of its Subsidiaries) for use in any Restricted Activities; provided, however, that this clause (d) shall not prohibit any license of any of the Trade Symbols to Hampton Products International, Corp. pursuant to an amendment, renewal, or replacement of the Hampton Agreement so long as the Restricted Activities for which such Trade Symbols may be used are not broader in scope than the Restricted Activities set forth in the Hampton Agreement as of the date of this Agreement.

SECTION 4.     Agreement not to Solicit.  (a)  During the Non-Solicitation Period, neither Brink’s nor any of its Subsidiaries will (a) solicit, recruit or hire any employee of BHS or any of its Subsidiaries or (b) solicit or encourage any employee of BHS or any of its Subsidiaries to leave the employment of BHS or such Subsidiary, provided that this Section will not prohibit (i) general solicitations of or advertisements for employment by Brink’s or any of its Subsidiaries that are not specifically directed toward such employees and (ii) the solicitation, recruitment or hiring by Brink’s or any of its Subsidiaries of any such employee whose employment with BHS or any of its Subsidiaries was involuntarily terminated prior to such solicitation, recruitment or hiring.

(b)  During the Non-Solicitation Period, neither BHS nor any of its Subsidiaries will (a) solicit, recruit or hire any employee of Brink’s or any of its Subsidiaries or (b) solicit or encourage any employee of Brink’s or any of its Subsidiaries to leave the employment of Brink’s or such Subsidiary, provided that this Section will not prohibit (i) general solicitations of or advertisements for employment by BHS or any of its Subsidiaries that are not specifically directed toward such employees and (ii) the solicitation, recruitment or hiring by BHS or any of its Subsidiaries of any such employee whose employment with Brink’s or any of its Subsidiaries was involuntarily terminated prior to such solicitation, recruitment or hiring.

SECTION 5.     Dispute Resolution.  The Dispute Resolution provisions in Article VIII of the Separation and Distribution Agreement shall apply, mutatis mutandis, to this Agreement.

SECTION 6.     Miscellaneous.  (a)  Except as otherwise expressly set forth in this Agreement, the Miscellaneous provisions in Article XII of the Separation and Distribution Agreement (which Article XII addresses counterparts, entire agreement, corporate power, governing law, assignability, third party beneficiaries, notices, severability, force majeure, publicity, expenses, headings, survival of covenants, waivers of default, specific performance, amendments, interpretation, jurisdiction, service of process, currency and late payments) shall apply, mutatis mutandis, to this Agreement.

(b)  Construction. If any restriction or covenant contained in this Agreement is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, such provision shall be construed and interpreted or reformed so as to provide for a provision having the maximum enforceable geographic area, time period and other terms (not exceeding those contained herein) as valid and enforceable under applicable law.  The parties hereto acknowledge that this Agreement has been negotiated and that the restrictions contained herein are reasonable in light of the circumstances that pertain to the parties hereto.

(c)  Assignability.  This Agreement shall be binding on upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto.  Notwithstanding anything herein to the contrary, (i) in the event any Person acquires, by any means, including by merger or consolidation, assets of BHS or its Subsidiaries, including equity interests in any such Subsidiaries, that constitute all or substantially all the consolidated assets of BHS and its Subsidiaries that are used in connection with the BHS Business (as such term is defined in the Transition Services Agreement), BHS may assign its rights and obligations hereunder to such acquirer and (ii) Brink’s agrees not to effect (or allow any of its Subsidiaries to effect), or enter into (or allow any of its Subsidiaries to enter into) any agreement to effect, any sale, transfer or other disposition by any means of assets constituting all or substantially all the consolidated assets of Brink’s and its Subsidiaries to any Person (other than Brink’s or any of its Subsidiaries) if the successor, surviving or acquiring Person will not automatically succeed to the obligations of Brink’s under this Agreement by operation of law, unless such Person agrees in writing, for the benefit of BHS, to assume the obligations of Brink’s hereunder with respect to the assets so acquired by such Person.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition and Non-Solicitation Agreement as of the date first above written.

THE BRINK’S COMPANY,
by	/s/ Michael Dan
Name: Michael T. Dan
Title: President and Chief Executive Officer

BRINK’S HOME SECURITY HOLDINGS, INC.,
by	/s/ Robert B. Allen
Name: Robert B. Allen
Title: President and Chief Executive Officer